                        THE UPJOHN COMPANY AND SUBSIDIARIES              EXHIBIT 11
                COMPUTATION OF EARNINGS PER COMMON SHARE - PRIMARY
                       (In millions, except per-share data)

                                               Three Months         Six Months
                                               Ended June 30,      Ended June 30,
                                                1995     1994      1995    1994
                                               ------   ------    ------  ------
Earnings from continuing operations            $115.9   $118.1    $267.5  $242.0
Discontinued operation                                     2.0              12.8
                                               ------   ------    ------  ------
Net earnings                                    115.9    120.1     267.5   254.8
Dividends on preferred stock, net of tax          3.1      3.1       6.2     6.1
                                               ------   ------    ------  ------
Net earnings on common shares - primary        $112.8   $117.0    $261.3  $248.7
                                               ======   ======    ======  ======
Average number of common shares outstanding     171.8    173.0     172.4   173.2
Number of common shares issuable assuming
  exercise of stock options                       1.1       .1        .8      .1
Contingently issuable incentive common shares      .3       .3        .3      .3
                                               ------   ------    ------  ------
Total shares - primary                          173.2    173.4     173.5   173.6
                                               ======   ======    ======  ======
Primary earnings per common share:
  Earnings from continuing operations          $  .66   $  .66    $ 1.51  $ 1.36
  Discontinued operation                                   .01               .07
                                               ------   ------    ------  ------
  Net earnings                                 $  .66   $  .67    $ 1.51  $ 1.43
                                               ======   ======    ======  ======


             COMPUTATION OF EARNINGS PER COMMON SHARE - FULLY DILUTED

Earnings from continuing operations            $115.9   $118.1    $267.5  $242.0
Discontinued operation                                     2.0              12.8
                                               ------   ------    ------  ------
Net earnings                                    115.9    120.1     267.5   254.8
Less ESOP contribution assumed to be required
  if preferred shares are converted into
  common shares                                   1.3      1.3       2.6     2.5
                                               ------   ------    ------  ------
Net earnings on common shares - fully diluted  $114.6   $118.8    $264.9  $252.3
                                               ======   ======    ======  ======
Average number of common shares outstanding     171.8    173.0     172.4   173.2
Number of common shares issuable assuming
  exercise of stock options                       1.3       .2       1.3      .2
Contingently issuable incentive common shares      .3       .3        .3      .3
Number of common shares issuable assuming
  conversion of preferred shares                  7.3      7.3       7.3     7.3
                                               ------   ------    ------  ------
Total shares - fully diluted                    180.7    180.8     181.3   181.0
                                               ======   ======    ======  ======
Fully diluted earnings per common share:
  Earnings from continuing operations          $  .63   $  .64    $ 1.46  $ 1.32
  Discontinued operation                                   .01               .07
                                               ------   ------    ------  ------
  Net earnings                                 $  .63   $  .65    $ 1.46  $ 1.39
                                               ======   ======    ======  ======
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